Exhibit 21.1
Subsidiaries of the Company
The following are wholly owned subsidiaries of Carrizo Oil & Gas, Inc.:
Bandelier Pipeline Holding, LLC
Carrizo (Eagle Ford) LLC
Carrizo Marcellus Holding Inc.
Carrizo (Marcellus) LLC
Carrizo (Marcellus) WV LLC
Carrizo (Niobrara) LLC
Carrizo (Utica) LLC
CLLR, Inc.
Hondo Pipeline, Inc.
Mescalero Pipeline, LLC